EXHIBIT 8

Warner Norcross & Judd LLP
Attorneys at Law
900 Fifth Third Center
111 Lyon Street, N.W.
Grand Rapids, Michigan 49503-2487

Telephone (616) 752-2000
Fax (616) 752-2500

September 7, 2007

Southern Michigan Bancorp, Inc.
51 West Pearl Street
Coldwater, Michigan  49036-1995

FNB Financial Corporation
88 North Main Street
Three Rivers, Michigan  49093-0407

Ladies and Gentlemen:

                    You have requested our opinion regarding the federal income tax consequences of the proposed merger of FNB Financial Corporation ("FNB") with Southern Michigan Bancorp, Inc. ("Southern") under the terms of an Agreement and Plan of Merger dated as of April 17, 2007, (the "Plan of Merger"), between Southern and FNB. Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan of Merger.

                    FNB will be merged with and into Southern under the laws of the state of Michigan in accordance with the Plan of Merger. In the Merger, all of the issued and outstanding shares of FNB Common Stock will be exchanged for a combination of Southern Common Stock and cash (including cash received in lieu of fractional shares of Southern Common Stock).

                    This opinion is provided to satisfy the condition precedent to the Merger set forth in Section 6.11 and 7.8 of the Plan of Merger. This opinion is based upon facts regarding the Merger as described in the Prospectus and Proxy Statement contained in the Registration Statement, and on the following assumptions that have been affirmed by Southern and FNB:

          1.          The boards of directors of Southern and FNB believe that the affiliation of FNB and Southern will enable the companies to become more effective competitors in their markets through access to greater financial and managerial resources.

          2.          The Merger will be consummated in accordance with the terms of the Plan of Merger, including the requirement that the total number of shares of FNB Common Stock to be converted into Stock Consideration Per Share shall equal 50% of the total outstanding shares of FNB Common Stock, and none of the material terms and conditions of the Plan of Merger will have been waived or modified and neither Southern nor FNB has any plan to waive or modify any such term or condition.

FNB Financial Corporation
Southern Michigan Bancorp, Inc.
September 7, 2007

          3.          The fair market value of Southern Common Stock and cash to be received by each FNB shareholder in the Merger will be approximately equal to the fair market value of the FNB Common Stock exchanged for such Southern Common Stock.

          4.          Neither Southern nor any person related to Southern (as defined in Section 1.368-1(e)(4) of the Treasury Regulations) has any plan or intention to acquire or redeem any of the Southern Common Stock issued in the Merger, either directly or indirectly (including, without limitation, through a partnership) or through any transaction, agreement or arrangement with any other person. Neither FNB nor any person related to FNB (within the meaning of Section 1.368-1(e)(4) of the Treasury Regulations without regard to Section 1.368-1(e)(4)(i)(A) of the Regulations) has acquired or redeemed any of the FNB Common Stock in connection with the Merger either directly or indirectly (including without limitation, through a partnership) or through any transaction, agreement or arrangement with any other person.

          5.          Southern has no plan or intention to sell or otherwise dispose of any of the assets of FNB acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

          6.          The liabilities of FNB to be assumed by Southern, and the liabilities to which the assets of FNB to be transferred are subject, were incurred by FNB in the ordinary course of its business.

          7.          The assumption by Southern of the liabilities of FNB pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of the assets of FNB to Southern pursuant to the Merger.

          8.          Following the Merger, Southern will continue the historic business of FNB or use a significant portion of FNB's historic business assets in a business.

          9.          Each of Southern, FNB, and the shareholders of FNB will pay their respective expenses, if any, incurred in connection with the transaction.

          10.          There is no intercorporate indebtedness existing between Southern and FNB that was issued, acquired, or will be settled at a discount.

          11.          No party to the transaction is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          12.          Southern does not own, nor has it owned during the past five years, any shares of the stock of FNB.

FNB Financial Corporation
Southern Michigan Bancorp, Inc.
September 7, 2007

          13.          At the Effective Time of the Merger, the fair market value of FNB's assets will equal or exceed the sum of the liabilities to be assumed by Southern plus the amount of liabilities, if any, to which the assets are subject.

          14.          FNB is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          15.          No share of Southern Common Stock will be issued for services rendered to or for the benefit of Southern in connection with the Merger; none of the compensation received by any shareholder-employee of FNB will be separate consideration for, or allocable to, any shares of FNB Common Stock; none of the shares of Southern Common Stock received by any shareholder-employee of FNB in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          16.          The payment of cash to FNB shareholders in lieu of fractional shares of Southern Common Stock will not be separately bargained-for consideration, but will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares.

                    In rendering the opinion expressed herein, we have examined and relied upon such documents as we have deemed necessary or appropriate, including, without limitation, the Plan of Merger and the Registration Statement. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies, facsimile copies, or electronic mail attachments faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

                    Based on the facts and assumptions set forth above, and subject to the limitations and conditions identified in this opinion, it is our opinion that the Merger of FNB with and into Southern would give rise to the following federal income tax consequences:

          1.          The Merger of FNB with and into Southern will constitute a reorganization within the meaning of Section 368(a) of the Code, and FNB and Southern will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

          2.          Southern will not recognize gain or loss upon the receipt of the FNB assets and the assumption of the liabilities of FNB in exchange for Southern Common Stock in the Merger.

FNB Financial Corporation
Southern Michigan Bancorp, Inc.
September 7, 2007

          3.          FNB will not recognize gain or loss in the Merger.

          4.          The tax basis of the FNB assets received by Southern in the Merger will be the same as the tax basis of those assets in the hands of FNB immediately before the Merger.

          5.          The holding period of the FNB assets received by Southern in the Merger will include the holding period during which such assets were held by FNB.

          6.          No gain or loss will be recognized by FNB Shareholders who receive solely Southern Common Stock in exchange for their FNB Common Stock in the Merger, except with respect to cash received in lieu of fractional shares of Southern Common Stock. Cash received in lieu of a fractional share of Southern Common Stock will be treated for federal income tax purposes as if the fractional share had been distributed as part of the exchange and then redeemed by Southern. The cash payment will be treated as a distribution in full payment in exchange for the fractional share interest provided the redemption is not essentially equivalent to a dividend under Section 302 of the Code.

          7.          The tax basis of the Southern Common Stock received by FNB Shareholders who receive solely Southern Common Stock in the Merger will be equal to the aggregate adjusted tax basis of the FNB Common Stock surrendered in the Merger.

          8.          FNB Shareholders who receive solely cash in exchange for their FNB Common Stock in the Merger will recognize gain or loss under Section 1001 of the Code provided after the Merger such shareholders neither hold directly, nor are deemed to own under the constructive ownership rules of Section 318 of the Code, any Southern stock.

          9.          FNB Shareholders who receive a combination of Southern Common Stock and cash (other than cash received in lieu of fractional shares of Southern Common Stock) in exchange for their FNB Common Stock in the Merger will recognize gain, but not loss. The gain recognized will be the lesser of (i) the amount of gain realized in the Merger or (ii) the amount of cash received in the Merger. If such exchange has the effect of a distribution of a dividend as determined under Section 302 of the Code (taking into account the application of Section 318(a) of the Code), the amount of gain recognized in the Merger that is not in excess of the ratable share of the undistributed earnings and profits of FNB will be treated as a dividend.

          10.          The tax basis of the Southern Common Stock received by FNB Shareholders in the Merger who exchange their FNB Common Stock for a combination of Southern Common Stock and cash will be equal to the tax basis of their FNB Common Stock surrendered in the Merger, reduced by the amount of cash received in the Merger and increased by the amount of any cash received that is treated as a dividend, if any, and the amount of any gain recognized in the Merger.

FNB Financial Corporation
Southern Michigan Bancorp, Inc.
September 7, 2007

          11.          The holding period of the Southern Common stock received by FNB Shareholders in the Merger will include the holding period during which the FNB Shareholders held the FNB Common Stock exchanged in the Merger for such Southern Common Stock, provided such FNB Common Stock was held as a capital asset in the hands of the FNB Shareholders at the Effective Time of the Merger.

                    The opinion expressed herein is based upon our analysis of the Code, the U.S. Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service and judicial decisions as of the date hereof and represents our best legal judgment as to the matters addressed herein. Our opinion, however, is not binding on the Internal Revenue Service or the courts. Moreover, the authorities upon which our opinion is based are subject to change, possibly on a retroactive basis, and any such change could affect the opinion rendered herein.

                    Our opinion is based solely on the documents we have examined, the additional information we have obtained, the assumptions we have made and the representations that have been made to us. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate or if any of such assumptions or representations is, or later becomes, inaccurate. We assume no obligation to advise you of changes in law or facts or circumstances that come to our attention after the date hereof that could affect our opinion. Our opinion is limited to the United States federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed herein, any other United States federal, state, local or foreign income, estate, gift, transfer, sales, use or other tax consequence that may result from the Merger or any other transaction. We express no opinion regarding the tax consequences of the Merger to shareholders who are subject to special rules, such as shareholders that (i) are subject to the alternative minimum tax, (ii) are not citizens or residents of the United States, (iii) are dealers in stocks or securities, (iv) are insurance companies, (v) acquired FNB Common Stock through the exercise of stock options or otherwise as compensation, or (vi) hold their shares as part of a hedge, straddle, or other risk reduction transaction.

                    This opinion is solely for the benefit of the parties to whom it is addressed, and may not be relied upon by any other party, and is intended to satisfy the closing conditions set out in the Merger Agreement relating to the receipt by you of a satisfactory opinion regarding the tax consequences of the Merger. We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 filed by Southern with the Securities and Exchange Commission for the purpose of registering Southern's shares under the Securities Act of 1933, as amended.

WARNER NORCROSS & JUDD LLP

By	/s/ Paul R. Jackson
Paul R. Jackson, a Partner